Exhibit 10.26

GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (this “Agreement”), dated as of January 1, 2017, is entered into by and among Watford Insurance Company, a New Jersey domiciled insurance company (“WIC”) and Arch Capital Group (U.S.) Inc., a Delaware holding company (“Arch”) indirectly wholly-owned by Arch Capital Group Ltd.

R E C I T A L S
WHEREAS, WIC and Arch Underwriters Inc. (“AUI”) are party to a services agreement dated October 1, 2016 (as amended from time to time, the “Services Agreement”);
WHEREAS, Arch is willing to guarantee the performance of AUI under the Services Agreement;
WHEREAS, each of WIC and Arch has all the requisite authority to enter into and perform this Agreement;
NOW THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:
1.Performance Guarantee. Arch hereby unconditionally and irrevocably guarantees to WIC the full and punctual performance by AUI of all of its obligations under the Services Agreement (“Obligations”). Should AUI default in the performance of any of its Obligations, WIC may cause, by notice to Arch, the immediate performance by Arch (or its designee) of the Obligations. Arch’s obligations hereunder shall remain in full force and effect until all Obligations have been fully performed and satisfied in full.
2.Miscellaneous.
a. This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof, and each Party hereto agrees that each and every such prior agreement and understanding is terminated and replaced in its entirety by the rights created by this Agreement.
b. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Party may pledge, assign, transfer, subcontract or delegate, either in whole or in part, its right and obligations under this Agreement without the prior written consent of the other Party.
c. The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies, the other Party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, neither Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
d. Any notice, direction, instruction, acknowledgment or other communication required or contemplated by this Agreement will be in writing and addressed to the parties as follows:

If to WIC:
445 South Street, Suite 220
P. O. Box 1950
Morristown, NJ 07962-1950
Attention: Alexandre Scherer, President & CEO
Telephone No.: 1-973-753-1331
If to Arch:
Arch Capital Group (U.S.) Inc.
Harborside 3
210 Hudson Street, Suite 300
Jersey City, NJ 07311-1107
Attention: Thomas Ahern, Senior Vice President & CFO
Telephone No.: 1-201-743-4047

e. This Agreement is to be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to its conflict of laws principles.

f. No assignment, amendment, modification, or termination shall be effective unless such assignment, amendment, modification, or termination is (i) filed with the New Jersey Department of Banking and Insurance (“NJDOBI”) at least 30 days prior to the proposed effective date, (ii) not disapproved by the NJDOBI, (iii) made in writing, and (iv) signed by the parties hereto.

g. Any dispute or claim arising out of or relating to this Agreement, including its formation and validity, shall be referred to arbitration. Arbitration shall be initiated by the delivery, by mail, facsimile, email or other reliable means, of a written demand for arbitration by one party to the other. The arbitration shall be held in New York, New York or such other place as the parties may mutually agree. Arbitration shall be conducted before a three-person arbitration panel (the “Arbitration Panel”) selected by mutual agreement of the Parties or, failing such agreement, pursuant to the ARIAS U.S. Umpire Selection Procedure. The arbitrators and Umpire shall be either present or former executive officers of insurance or reinsurance companies or arbitrators certified by ARIAS U.S. The arbitrators and Umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration. The arbitrators and Umpire shall not be obligated to follow the strict rules of evidence. The decision of a majority of the Arbitration Panel shall be final and binding to the fullest extent permitted by law. The Arbitration Panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction. Unless the Arbitration Panel orders otherwise, each party shall pay an equal share of the fees and expenses of the arbitrators and of the other expenses of the arbitration. Notwithstanding anything to the contrary in this Agreement, if a final and binding decision has been rendered in an arbitration under the Services Agreement with respect to an action or dispute arising under the Services Agreement, then such final and binding decision shall be accepted by the Parties in lieu of any separate arbitration pursuant to this clause (f) based on the same or substantially similar facts. For avoidance of doubt (i) if such decision is in favor of Arch or any affiliate of Arch, WIC will not be entitled to make or pursue a guarantee claim under this Agreement that is inconsistent with such final and binding decision.

h. Arch shall not effect any consolidation or merger with another company in which Arch is not the survivor, or any sale, transfer or other disposition of all or substantially all of Arch’s assets to another company unless prior to or simultaneously with the consummation thereof the successor company (if other than Arch) resulting from such consolidation or merger, or the company purchasing or otherwise acquiring such assets or other appropriate company or entity shall assume the obligations of Arch under this Agreement.

i. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

j. If any provision of this Agreement will be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement will not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WATFORD INSURANCE COMPANY

By:	/s/ Alexandre Sherer
Name: Alexandre Scherer
Title: President & CEO

ARCH CAPITAL GROUP (U.S.) INC.

By:	/s/ Thomas Ahern
Name: Thomas Ahern
Title: Senior Vice President & CFO